UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 15, 2010

YTB International, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 15, 2010, YTB International, Inc. (the “Company”) entered into a real estate sales agreement (the “CCV1 Sales Agreement”), effective as of November 8, 2010, with Ralesa Financial & Development, LLC (the “Buyer”) to sell real property and all equipment, furniture, fixtures and personal property located at One Country Club View, Edwardsville, Illinois 62025. The purchase price is $825,000 (the “Purchase Price”), of which $5,000 of earnest money (the “Earnest Money”) was deposited by the Buyer and is being held in escrow until the closing. Not later than 45 days after execution of the CCV1 Sales Agreement, (a) the Buyer must provide the Company evidence of (i) a commitment for financing of at least 80% of the Purchase Price, the terms of which shall be not less favorable than an interest rate of 5.5% per annum, amortized over 15 years, and (ii) the cash payment for the balance of the Purchase Price, and (b) the closing must occur. If the Buyer fails to comply with the CCV1 Sales Agreement, the CCV1 Sales Agreement shall be null and void and, at the Company’s option, the Buyer shall forfeit the Earnest Money as liquidated damages.  If the Company does not elect to accept forfeiture of the Earnest Money as liquidated damages, the Company shall be entitled to exercise all other legal remedies available to it under Illinois law.

A copy of the CCV1 Sales Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference.  The foregoing summary of the CCV1 Sales Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

No.	Description

10.1	Real Estate Sales Agreement between YTB International, Inc. and Ralesa Financial & Development, LLC executed November 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: November 18, 2010	By:	/s/ Jeremy Hemann
Name: Jeremy Hemann
Title: Chief Financial Officer

EXHIBIT INDEX

No.	Description

10.1	Real Estate Sales Agreement between YTB International, Inc. and Ralesa Financial & Development, LLC executed November 15, 2010.